UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Consent Revocation Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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PROGENICS PHARMACEUTICALS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Consent Revocation Statement, if other than the Registrant)

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On September 18, 2019, Progenics Pharmaceuticals, Inc. (the “Company”) issued a press release (the “Press Release”) confirming that Velan Capital, L.P. filed with the U.S. Securities and Exchange Commission notice of its intent to solicit consents to gain control of five of the seven seats on the Company’s Board of Directors.

The full text of the Press Release follows:

Progenics Confirms Notice of Preliminary Consent Solicitation by Velan Capital, L.P.

Despite Repeated Efforts by the Company to Reach a Reasonable Resolution

Board Has Made Numerous Corporate Governance Enhancements Reflecting Feedback From Shareholders

No Shareholder Action Required at this Time

NEW YORK, September 18, 2019 – Progenics Pharmaceuticals, Inc. (NASDAQ:PGNX), an oncology company developing innovative targeted medicines and artificial intelligence to find, fight and follow cancer, today confirmed that Velan Capital, L.P. (“Velan”) filed with the U.S. Securities and Exchange Commission (“SEC”) notice of its intent to solicit consents to gain control of five of the seven seats on the Company’s Board of Directors.

Since the Annual Meeting held just two months ago, Velan is attempting to remove three duly elected members of Progenics’ Board of Directors and fill these board seats, as well as the seats to be vacated by Peter J. Crowley and Michael D. Kishbauch, with five of its own nominees. The Progenics Board, in consultation with its financial and legal advisors, is carefully reviewing Velan’s filing and will communicate with shareholders in due course.

Progenics issued the following statement:

The Progenics Board is deeply disappointed that Velan has chosen to pursue a distracting and value-destructive consent solicitation campaign rather than working constructively with the Company to reach a mutually agreeable resolution in the best interests of all shareholders.

Velan asserted in a press release issued upon its SEC filing that Progenics has failed to engage with it. This is simply false. Since the Annual Meeting in July, the Company has continued to engage with Velan in good faith and has made numerous and reasonable settlement proposals to avoid a costly and distracting consent solicitation.

For example, on August 27, 2019, the Company delivered a letter to Velan (and filed on a Form 8-K) explaining the Company’s recently announced governance enhancements and ongoing shareholder outreach efforts while responding to Velan’s letter to the Company dated August 26, 2019. These governance enhancements include reconstituted board committees and the adoption of stock ownership guidelines for directors and officers. These enhancements are in addition to the Company’s previously announced retention of Korn Ferry to help identify new board candidates with relevant business, commercial and development expertise.

As recently as last week, the Company offered to appoint two new independent directors designated by Velan and a third, mutually agreeable independent director from the pool of candidates identified by Korn Ferry, as well as to appoint a new Chair elected by at least six of the seven directors of the newly reconstituted Board. All of the three new independent directors would be eligible to serve on Board committees and one of Velan’s newly appointed directors would serve on the Compensation Committee. The Company’s proposal also included a standstill provision that would remain in effect through the 2020 Annual Meeting of Shareholders. Velan launched today’s consent solicitation for control of the Board just two days after presenting a counterproposal to the Company.

We have spent considerable time speaking to shareholders since our Annual Meeting. We strongly believe our recent proposal harmonizes the valuable feedback we received through Velan’s proposals to resolve this matter without any further cost and distraction to the Company. The Progenics Board continues to remain open to reaching a constructive and appropriate resolution with Velan that is in the interest of ALL shareholders.

Progenics shareholders are not required to take action at this time.

About PROGENICS

Progenics is an oncology company focused on the development and commercialization of innovative targeted medicines and artificial intelligence to find, fight and follow cancer, including: therapeutic agents designed to treat cancer (AZEDRA®, 1095, and PSMA TTC); prostate-specific membrane antigen (“PSMA”) targeted imaging agents for prostate cancer (PyL™ and 1404); and imaging analysis technology (aBSI and PSMA AI). Progenics has two commercial products, AZEDRA®, for the treatment of patients with unresectable, locally advanced or metastatic pheochromocytoma or paraganglioma (rare neuroendocrine tumors of neural crest origin) who require systemic anticancer therapy; and RELISTOR® (methylnaltrexone bromide) for the treatment of opioid-induced constipation, which is partnered with Bausch Health Companies Inc.

Forward Looking Statements

This press release contains projections and other “forward-looking statements” regarding future events. Statements contained in this communication that refer to Progenics’ estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Progenics’ current perspective of existing trends and information as of the date of this communication and include statements regarding Progenics’ strategic and operational plans and delivering value for shareholders. Forward looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “project,” or other similar words, phrases or expressions. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the costs and management distraction attendant to a proxy contest; market acceptance for approved products; the risk that the commercial launch of AZEDRA may not meet revenue and income expectations; the cost, timing and unpredictability of results of clinical trials and other development activities and collaborations; the unpredictability of the duration and results of regulatory review of New Drug Applications (NDA) and Investigational NDAs; the inherent uncertainty of outcomes in the intellectual property disputes such as the dispute with the University of Heidelberg regarding PSMA-617; our ability to successfully develop and commercialize products that incorporate licensed intellectual property; the effectiveness of the efforts of our partners to market and sell products on which we collaborate and the royalty revenue generated thereby; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; possible product safety or efficacy concerns, general business, financial, regulatory and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the SEC, including those risk factors included in its Annual Report on Form 10-K for the year ended December 31, 2018, as updated in its subsequent Quarterly Reports on Form 10-Q. Progenics is providing the information in this press release as of its date and, except as expressly required by law, Progenics disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or circumstances or otherwise.

Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this press release. For more information, please visit www.progenics.com. Information on or accessed through our website or social media sites is not included in the company’s SEC filings.

Important Additional Information

Progenics will be filing a consent revocation statement and accompanying WHITE consent revocation card with the SEC in connection with its solicitation of shareholders to revoke any consents provided to Velan. Progenics’ shareholders are strongly encouraged to read the consent revocation statement (including any amendments or supplements thereto) and the accompanying WHITE consent revocation card when they become available because they will contain important information. Shareholders will be able to obtain copies of Progenics’ consent revocation statement, any amendments or supplements to the consent revocation statement, and other documents filed by Progenics with the SEC in connection with the consent revocation solicitation for no charge at the SEC’s website at www.sec.gov. Copies will also be available for no charge in the Investors section of Progenics’ website at www.progenics.com.

Certain Information Regarding Participants

Progenics, its directors, executive officers and certain employees may be deemed participants in the solicitation of consent revocations in connection with Velan’s consent solicitation. Information regarding these participants, including their respective direct or indirect interests by security holdings or otherwise, will be set forth in the consent revocation statement when it is filed with the SEC in connection with Velan’s consent solicitation, which will be available free of charge from the sources indicated above. Information regarding the names of Progenics’ directors and executive officers and their respective interests in Progenics by security holdings or otherwise is also set forth in Progenics’ definitive proxy statement for the 2019 annual meeting of shareholders, filed with the SEC on May 30, 2019. If the holdings of Progenics’ securities change from the amounts provided in the definitive proxy statement, such changes will be set forth in SEC filings on Forms 3, 4, and 5, which can be obtained free of charge from the sources indicated above.

Investor Contact

Melissa Downs

Investor Relations

(646) 975-2533

mdowns@progenics.com

Additional Investor Contact

Bob Marese / David Whissel

MacKenzie Partners, Inc.

(212) 929-5500

Media Contact

Michael Freitag / James Golden / Clayton Erwin

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449